Exhibit 99.2

Maxwell Technologies Announces Agreement with Viex Capital Advisors

SAN DIEGO - April 10, 2017 - Maxwell Technologies, Inc. (NASDAQ: MXWL) (“Maxwell” or the “Company”), a leading developer and manufacturer of capacitor energy storage and power delivery solutions, announced today that it entered into a cooperation agreement with Viex Capital Advisors, LLC (“Viex”) under which the Maxwell Board has agreed to nominate an independent candidate for election at the 2017 Annual Meeting of Stockholders, who will be selected by Viex but will not be an affiliate or associate of Viex, as a Class III director of the Company for a term expiring in 2020. Additionally, the Company and Viex have agreed that, following the 2017 Annual Meeting, the Board will reduce its size to eight, including the Viex nominee.

"We are pleased to strengthen our Board with the addition of a new, highly qualified, independent director nominee, who will add valuable experience and fresh perspective to the Maxwell Board,” said Dave Schlotterbeck, Maxwell’s Chairman of the Board. "The entire Maxwell team is unified in its focus on maximizing stockholder value and looks forward to working collaboratively with our directors to generate enhanced returns for the Company's stockholders."

“We believe Maxwell is an excellent company, with solid fundamentals and a strong market position in the energy storage space,” said Eric Singer, Founder and Managing Member of Viex. “We appreciate the constructive working relationship we have built with Franz and the team at Maxwell over the last year and are pleased to have reached this agreement. We believe that strengthening the Board with highly experienced and independent directors will support the Company in executing on its plans to drive sales growth and profitability for the benefit of all shareholders. We are excited to work collaboratively to realize the Company's full potential for value creation.”

As part of the agreement, Viex has agreed to abide by certain customary standstill and voting provisions and has agreed to vote in favor of the Company’s slate of director nominees at the 2017 Annual Meeting and certain other matters.

The complete agreement between Maxwell and Viex will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.

Barclays is serving as financial advisors to Maxwell and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel.

About Maxwell

Maxwell is a global leader in the development and manufacture of innovative, cost-effective energy storage and power delivery solutions. Our ultracapacitor products provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation, renewable energy and information technology. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. For more information, visit www.maxwell.com.

Forward-Looking Statements
Statements in this news release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and contingencies include, but are not limited to, the following:

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Dependence upon the sale of products to a small number of customers and vertical markets, some of which are heavily dependent on government funding or government subsidy programs which could be reduced, modified or discontinued in the future;

•	Uncertainties related to the global geopolitical landscape and the recent elections in the United States;

•	Risks related to acquisitions and potential for unsuccessful integration of acquisitions;

•	Risk that our restructuring efforts may not be successful and that we may not be able to realize the anticipated cost savings and other benefits;

•	Our ability to obtain sufficient capital to meet our operating or other needs;

•	Downward pressures on product pricing from increased competition and shifts in sales mix with respect to low margin and high margin business;

•	Our ability to manage and minimize the impact of unfavorable legal proceedings;

•	Risk that activist stockholders attempt to effect changes to our company which could adversely affect our corporate governance;

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Risks related to our international operations including, but not limited to, our ability to adequately comply with the changing rules and regulations in countries where our business is conducted, our ability to oversee and control our foreign subsidiaries and their operations, our ability to effectively manage foreign currency exchange rate fluctuations arising from our international operations, and our ability to continue to comply with the U.S. Foreign Corrupt Practices Act as well as the anti-bribery laws of foreign jurisdictions;

•	Dependence upon the sale of products into Asia and Europe, where macroeconomic factors outside our control may adversely affect our sales;

•	Our ability to remain competitive and stimulate customer demand through successful introduction of new products, and to educate our prospective customers on the products we offer;

•	Successful acquisition, development and retention of key personnel;

•	Our ability to effectively manage our reliance upon certain suppliers of key component parts, specialty equipment and logistical services;

•	Our ability to manage product quality problems;

•	Our ability to protect our intellectual property rights and to defend claims against us;

•	Our ability to effectively identify, enter into, manage and benefit from strategic alliances;

•	Occurrence of a catastrophic event at any of our facilities;

•	Occurrence of a technology systems failure, network disruption, or breach in data security; and

•	Our ability to match production volume to actual customer demand.

For further information regarding risks and uncertainties associated with Maxwell's business, please refer to the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of these documents may be obtained by contacting Maxwell's investor relations department at (858) 503-3368, or at our investor relations website: www.investors.maxwell.com.

Investor Contact: Soohwan Kim, CFA, The Blueshirt Group, +1 (858) 503-3368, ir@maxwell.com
Media Contact: Sylvie Tse, Metis Communications, +1 (617) 236-0500, maxwell@metiscomm.com